                                                                   EXHIBIT 15(f)


                           PACIFIC HORIZON FUNDS, INC.

                        SPECIAL MANAGEMENT SERVICES PLAN


SECTION 1.

         Upon the recommendation of Concord Holding Corporation ("Concord"), the administrator of Pacific Horizon Funds, Inc. (the "Company"), any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, written agreements based on the form attached hereto as Appendix A or any other form duly approved by the Board of Directors ("Agreements") with securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship ("Shareholder Organizations") with the beneficial owners of the various classes of shares (each a "Class") of the portfolios of the Company (each a "Money Market Fund") listed in Exhibit 1 hereto, as amended from time to time. Pursuant to such Agreements, Shareholder Organizations shall provide support services as set forth therein to their clients who beneficially own shares of the particular Class of the particular Money Market Fund in consideration of a fee, computed monthly in the manner set forth in the Agreements, up to the particular annual rate set forth in Exhibit 1, such rate being a percentage of the average daily net asset value of the shares of the particular Class of the particular Money Market Fund beneficially owned by such clients. Concord, Bank of America National Trust and Savings Association and their affiliates are eligible to become Shareholder Organizations and to receive fees under this Plan. All expenses incurred by a particular Money Market Fund in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the particular Class of the particular Money Market Fund involved.

SECTION 2.

         Concord shall monitor the arrangements pertaining to the Company's Agreements with Shareholder Organizations. Concord shall not, however, be obliged by this Plan to recommend, and the Company shall not be obliged to execute, any Agreement with any qualifying Shareholder Organization.

SECTION 3.

         So long as this Plan is in effect, Concord shall provide to the Company's Board of Directors, and the Directors shall review at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

SECTION 4.

         Unless sooner terminated, this Plan shall continue until October 31, 1997 and thereafter shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Investment Company Act of 1940, of the Company and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Directors").

SECTION 5.

         This Plan may be amended at any time with respect to any Money Market Fund or any Class of such Money Market Fund by the Board of Directors, provided that any material amendment of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

SECTION 6.

         This Plan is terminable at any time with respect to any Money Market Fund or any Class of such Money Market Fund by vote of a majority of the Disinterested Directors.

SECTION 7.

         While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of the Company shall be committed to the discretion of such non-interested Directors.

SECTION 8.

         This Plan shall be effective as of November 1, 1996.


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
                                                     EXHIBIT 1
                                                     ---------

                                                                         Special Management
                                                                         Services Fee
                                                                         (expressed as a
                                                                         percentage of
                                                                         average daily assets
                                                                         of shares
                                                                         beneficially owned
                                                                         by clients of
                                               Class of                  particular
Name of Money Market Fund                       Shares                   Shareholder Organizations)
-------------------------                      --------                  --------------------------
         Prime Fund                         Pacific Horizon                    up to .32%

         Treasury Fund                      Pacific Horizon                    up to .32%

         Treasury Only Fund                 Pacific Horizon                    up to .32%

         Government Fund                    Pacific Horizon                    up to .32%

         Tax-Exempt Fund                    Pacific Horizon                    up to .32%

         California Tax-Exempt Fund         Pacific Horizon                    up to .35%

                                                                     APPENDIX A
                                     FORM OF
                      SPECIAL MANAGEMENT SERVICES AGREEMENT

                           PACIFIC HORIZON FUNDS, INC.
                                 (the "Company")
                                3435 Stelzer Road
                              Columbus, Ohio 43219


Ladies and Gentlemen:

         We wish to enter into this Special Management Services Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares of any of the various classes (each a "Class") of the various portfolios of the Company (each a "Money Market Fund") listed on Exhibit 1 hereto, as amended from time to time. The terms and conditions of this Agreement are as follows:*

         1. You agree to provide the following support services to Clients who may from time to time beneficially own shares of a particular Class of a particular Fund: (i) aggregating and processing purchase and redemption requests for shares from Clients and placing net purchase and redemption orders with our distributor; (ii) providing Clients with a service that invests the assets of their accounts in such shares pursuant to specific or pre-authorized instructions; (iii) processing dividend payments from us on behalf of Clients;
(iv) providing statements periodically to Clients showing their positions in such shares; (v) providing subaccounting with respect to Shares beneficially owned by Clients or the information to us necessary for subaccounting; (vi) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (vii) forwarding to Clients proxy statements and proxies containing any proposals regarding this Agreement or the Special Management Services Plan related hereto; (viii) developing and monitoring investor programs offered from time to time; (ix) providing dedicated walk-in and telephone facilities to handle Client inquires and serve Client needs; (x) providing and maintaining specialized systems for the automatic investments of Clients; (xi) maintaining the registration or qualification of a Class for sale under state securities laws; (xii) paying for the operation of arrangements that facilitate same-day purchases by Clients; (xiii) assuming the expense of payments made to third parties for

* Services may be modified or omitted in the particular case and items renumbered.

services provided in connection with the investments of their customers in a Class; (xiv) providing various other services (such as the provision of a facility to receive purchase and redemption orders) for shareholders who have made a minimum initial investment of less than $500,000; and (xv) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

         2. We recognize that you may be subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by Federally chartered and supervised banks and other banking organizations. As such, you are restricted in the activities you may undertake and for which you may be paid and, therefore, you will perform only those activities which are consistent with your statutory and regulatory obligations. You will act solely as agent for, upon the order of, and for the account of your Clients.

         3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as my be reasonably necessary or beneficial in order to provide such services to Clients.

         4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or such shares except those contained in our then current prospectuses for such shares, copies of which will be supplied by us to your, or in such supplemental literature or advertising as may be authorized by us in writing.

         5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of such shares by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         6. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the particular annual rate set forth in Exhibit 1, such rate being a percentage of the average daily net asset value of the shares of the particular Class of the particular Money Market Fund beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients Shares will be computed in the manner specified in our registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the particular Class of the particular Money Market Fund for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of any particular Money Market Fund or any particular Class of a particular Money Market Fund, including the sale of such Money Market Fund or such Class of such Money Market Fund to you for the account of any Client or Clients.

         7. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law. You will be responsible for promptly reporting to us and our Board of Directors any potential or existing conflicts with respect to the investments of your customers in any particular Money Market Fund or any particular Class of a particular Money Market Fund.

         8. We may enter into other similar Special Management Services Agreements with any other person or persons without your consent.

         9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares of any particular Class of a particular Money Market Fund issued by us; (ii) the compensation payable to you hereunder, together with any other compensation payable to you by Clients in connection with the investment of their assets in any particular Class of a particular Money Market Fund will be disclosed by you to your Clients, will be authorized by your Clients and will not result in an excessive or unreasonable fee to you; (iii) you will not advertise or otherwise promote your Client accounts primarily as a means of investing in any particular Class of a particular Money Market Fund or establish or maintain Client accounts for the primary purpose of investing in such Class of such Money Market Fund; (iv) in the event an issue pertaining to this Agreement or our Special Management Services Plan related hereto is submitted for shareholder approval, you will vote shares of the particular Class of the particular Money Market Fund held for your own account in the same proportion as the vote of shares of the particular Class of the particular Money Market Fund held for your Clients' benefit; and
(v) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained the licenses required by such law.

         10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until October 31, 1997, and thereafter will continue automatically for successive annual periods ending on October 31, provided such continuance is specifically approved at least annually by us in the manner described in Section 13. This Agreement is terminable with respect to any Money Market Fund or any Class of any Money Market Fund without penalty, at any time by us (which termination may be by vote of a majority of our Disinterested Directors as defined in Section 13) or by you upon notice to the other party hereto.

         11. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above, or to such other address as either party shall so provide the other.

         12. This Agreement shall be construed in accordance with the laws of the internal laws of Ohio without giving effect to principles of conflict of laws, and is non-assignable by the parties hereto.

         13. This Agreement has been approved by vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Special Management Services Plan adopted by us regarding the provision of support services to the beneficial owners of shares of any Class of any Money Market Fund or in any agreements related thereto ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such approval.


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
         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at the address first stated above.

                            [SIGNATURE LINES OMITTED]

                                                     EXHIBIT 1
                                                     ---------

                                                                                Special Management
                                                                                Services Fee
                                                                                (expressed as a
                                                                                percentage of
                                                                                average daily assets
                                                                                of shares
                                                                                beneficially owned
                                                                                by clients of
                                            Class of                            particular
Name of Money Market Fund                   Shares                              Shareholder Organizations)
-------------------------                   --------                            --------------------------
         Prime Fund                         Pacific Horizon                              .32%

         Treasury Fund                      Pacific Horizon                              .32%

         Treasury Only Fund                 Pacific Horizon                              .32%

         Government Fund                    Pacific Horizon                              .32%

         Tax-Exempt Fund                    Pacific Horizon                              .32%

         California Tax-Exempt Fund         Pacific Horizon                              .35%


                                       A-6